Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700
For Immediate Release
Constar International Inc. Announces Plans to Streamline Operations
Philadelphia, PA — October 8, 2010 —Constar International Inc. (NasdaqCM: CNST) today announced that it is consolidating plant operations, specifically closing its Orlando, Florida and Kansas City, Kansas facilities, as well as taking salaried headcount reductions in its corporate ranks. In total, approximately 250 employees are affected by these actions.
“In light of volume declines and in an effort to better serve our customers, we concluded that consolidating plant operations would have a meaningful impact,” stated Grant Beard, Constar’s President and CEO. “Decisions like these are not taken lightly, however, as they have impact on our employees and their families. In this case, the Orlando and Kansas City plant employees have been an important part of Constar’s heritage, and we thank all of them for their time and dedication.”
In connection with the restructuring actions described above, the Company expects to incur total pre-tax restructuring charges of approximately $7 — $10 million with approximately $6 million expected to be recorded in the fourth quarter of 2010 and the remainder to be recorded over the next several subsequent quarters. The total charges include (i) an estimated $5 million related to contract termination costs, (ii) an estimated $1 million related to employee severance and other termination benefits, and (iii) an estimated $3 million of other associated costs. In addition the Company expects to record total accelerated depreciation and other non-cash charges of approximately $18 million with approximately $15 million recorded in the fourth quarter of 2010 and the remainder to be recorded in 2011. The majority of the restructuring actions are expected to be completed by the end of 2011. Upon completing these actions, the Company estimates annual cost savings of approximately $22 million.
The Orlando facility is expected to close at the end of this year, while the Kansas City plant is expected to close in the first quarter of 2011. Customers of these plants will be served by other Constar plants without interruption in supply, quality or service.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws, including statements regarding the intent, belief or current expectations of Constar and its management which are made with words such as “will,” “expect,” “believe,” and similar words. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of Constar to differ from expectations include whether Constar achieves expected savings from the consolidation; whether the severance, facility exit and other costs of the consolidation are in line with expectations; whether relationships with customers, suppliers and employees are affected; and the impact of the foregoing factors on Constar’s results of operations, financial position and liquidity. Other important factors are identified from time to time in Constar’s reports filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings made prior to, on or after today. Constar does not intend to review, revise, or update any particular forward-looking statements in light of future events.
About Constar
Philadelphia, PA-based Constar International Inc. (NasdaqCM: CNST) is a leading global producer and supplier of PET (polyethylene terephthalate) plastic containers for food and beverages. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies. Visit www.constar.net.
For more information, contact:
J. Mark Borseth
Executive Vice President, Chief Financial Officer
(215) 552-3772
Ed Bisno
Bisno Communications
(212) 717-7578
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